IBT Bancorp, Inc.
     Announces Operating Results for the First Quarter Ended March 31, 2004

Irwin, Pennsylvania, April 27, 2004; IBT Bancorp, Inc. (the "Company"), the holding company of Irwin Bank and Trust Company, today announced earnings of $2,353,000 or $.78 per diluted share for the quarter ended March 31, 2004 compared to $2,629,000 or $.88 per diluted share for the comparable 2003 quarter. The on going low interest rate environment continues to put negative pressure on interest earning assets while interest bearing liabilities are at historic lows. The net interest margin declined to 3.63% at March 31, 2004 from 3.91% at March 31, 2003. Non-interest income decreased $93,000 or 6.5% to $1,348,000 for the quarter ended March 31, 2004 compared to $1,441,000 for the quarter ended March 31, 2003. The agreement between Master Card and Wal-Mart, which reduced processing charges on debit card transactions, caused debit card fees to decrease when compared to the comparable quarter in 2003. Total non-interest expenses for the quarter ended March 31, 2004 increased $403,000 or 12.4% compared to the comparable quarter in 2003. Changes in non-interest expenses for the first quarter of 2004 compared to the first quarter of 2003 were as follows: salaries increased due to annual salary increases and additional staffing required by the opening of the Greensburg branch in November 2003, employee benefits increased due to increases in health care costs, occupancy costs increased because of the addition of the Greensburg branch to the branch network, and data processing costs increased due to the Company introducing check imaging technology, preparations for Check 21 requirements and the addition of document imaging technology.

President and CEO Charles G. Urtin stated, "The Company's assets have increased $44.9 million or 7.5%, as compared to total assets at March 31, 2003. However, the historic low interest rate environment continues to put pressure on the net interest margin and does not allow growth in interest income to offset growth in non-interest expense, which is a result of that asset growth. Intense competition for deposits is also increasing pressure to raise rates on deposits and external factors are decreasing sources of non-interest income. We will not attempt to increase earnings with short-term strategies that could negatively impact the future financial health of the organization, but continue to grow our Company and manage the balance sheet for the long-term viability of the Company."

Total assets of the Company increased to $644,463,000 at March 31, 2004 as compared to $629,530,000 at December 31, 2003. Total loans reached $419,818,000 at March 31, 2004 from $416,286,000 at December 31, 2003. Investments increased to $184,683,000 at March 31, 2004 as compared to $172,448,000 at December 31,
2003. Total deposits were $490,045,000 at March 31, 2004 as compared to $492,158,000 at December 31, 2003. Reductions in deposits were the result of changes in balances in demand accounts resulting from the ordinary course of business. Advances from the Federal Home Loan Bank of Pittsburgh increased to $61,116,000 at March 31, 2004 as compared to $53,308,000 at December 31, 2003.
The Company took advantage of favorable borrowing rates. Federal funds purchased at March 31, 2004 was $10,200,000 compared to $7,900,000 at December 31, 2003. The increase was due to a need for increased liquidity.

The Company also indicated that it has not yet completed the stock buy back announced in 1999. The repurchase authorized 151,100 shares and as of this date, 46,144 shares have been. Shares will be used for general corporate purposes and will be purchased from time to time as conditions dictate.

Irwin Bank and Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, a loan center, a trust department and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information, please visit at www.myirwinbank.com.
-------------------

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)
                                                                    March 31,        December 31,
                                                                ------------------ ------------------
                                                                      2004               2003
                                                                ------------------ ------------------
Total Assets                                                     $       644,463    $      629,530
Securities available for sale                                    $       184,683    $      172,448
Total loans, net                                                 $       419,818    $      416,286
Total liabilities                                                $       583,159    $      569,924
Interest bearing deposits                                        $       412,235    $      411,104
Non-interest bearing deposits                                    $        77,810    $       81,053
FHLB advances                                                    $        71,316    $       61,208
Shareholders' equity                                             $        61,303    $       59,606

                                                                         Three Months Ended
                                                                             March 31,
                                                                    -------------------------
                                                                      2004               2003
                                                                    ------             ------
Interest Income                                                     $8,310              8,493
Interest Expense                                                     2,852              2,974
                                                                    ------             ------
     Net interest income                                             5,458              5,519
Provision for loan losses                                              125                150
                                                                    ------             ------
Net interest income after
     provision for loan losses                                       5,333              5,369
Non-interest income                                                  1,348              1,440
Non-interest expense                                                 3,650              3,246
                                                                    ------             ------

Income before income taxes                                           3,031              3,563
Income tax expense                                                     678                934
                                                                    ------             ------
Net income                                                          $2,353             $2,629
                                                                    ======             ======
Per Share Data:
Basic earnings per share                                            $ 0.79             $ 0.88
Diluted earnings per share                                          $ 0.78             $ 0.88
Dividends per share                                                 $ 0.40             $ 0.35

Selected Ratios (annualized):
Return on Average Assets                                              1.48%              1.77%
Return on Average Equity                                             17.54%             18.56%
Net Interest Spread                                                   3.22%              3.43%
Net Interest Margin                                                   3.63%              3.91%

                                                                   March 31,        December 31,
                                                                  ----------        ------------
Additional Per Share Data:                                            2004             2003
                                                                  ----------        ------------
Shares Outstanding                                                 2,977,655         2,977,655
Book Value per Share                                              $    20.59        $    20.02
